EXHIBIT 99.1

For details contact:
Monique Elwell Phone (720)283-6135 E-mail: ir@udrt.com www.udrt.com

PRESS RELEASE

For Immediate Release

UNITED DOMINION REALTY TRUST, INC. REPORTS
DAMAGE FROM HURRICANES

RICHMOND, VA. (September 29, 2004) United Dominion Realty Trust, Inc. (NYSE: UDR) today reported that 25 of its 34 Florida communities were affected by Hurricanes Charley, Frances and Jeanne; however, only 150, of the 10,234 homes, were rendered temporarily uninhabitable.

The Company believes the costs related to deductible and non-covered costs will be between $5 and $6 million, resulting in a charge to Funds from Operations (FFO) of approximately $0.04 cents a share.

Thomas W. Toomey, President and Chief Executive Officer of United Dominion states, “While our residents and associates in Florida have endured hardships, we see continued improvement in operating results with occupancy at 95.8% and continued strong leasing activity. We are ahead of schedule with our repairs due to our strong relationships with vendors and their rapid response. The vast majority of the repairs will be completed in the next 90 days thereby minimizing disruption to the important winter leasing season.”

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United Dominion will report its third quarter 2004 earnings after the close of market on Monday, October 25, 2004 and hold its quarterly conference call to discuss those results, its outlook for the remainder of 2004, and 2005 guidance at 1:00 p.m. Eastern Time on Tuesday, October 26, 2004. This call will be webcast and can be accessed at United Dominion’s website at www.udrt.com and at www.fulldisclosure.com.

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About United Dominion Realty Trust, Inc.

United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has a 32-year history during which it has raised the dividend each of the last 28 years. United Dominion is included in the S&P MidCap 400 Index. The Company currently owns 75,666 apartment homes and has 1,311 homes currently under development. Additional information about United Dominion may be found on its web site at www.udrt.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market and its effect on occupancy, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments may not achieve anticipated results, delays in completing developments and lease-ups on schedule, construction delays due to unavailability of materials, estimates of costs covered by our insurance program may not be met or insurance may be unavailable, risks arising from environmental issues or natural disasters, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.